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Pricing Supplement No. U496
To the Underlying Supplement dated June 24, 2010,
Product Supplement No. U-I dated October 18, 2010,
Prospectus Supplement dated March 25, 2009 and
Prospectus dated March 25, 2009
Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 September 16, 2011
Financial Products
$1,119,000
High/Low Coupon Callable Yield Notes due September 21, 2012 Linked to the Performance of the SPDR® S&P® Metals & Mining ETF and the Russell 2000® Index
General
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The securities are designed for investors who are mildly bearish, neutral or mildly bullish on the Underlyings. Investors should be willing to lose some or all of their investment if a Knock-In Event occurs with respect to either Underlying. Any payment on the securities is subject to our ability to pay our obligations as they become due.

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Interest will be paid quarterly in arrears at a rate per annum that will depend on whether a Knock-In Event occurs. If a Knock-In Event does not occur, interest will be paid at an Applicable Rate per annum of 19.0%. If a Knock-In Event occurs during any quarterly Observation Period, interest for that quarterly period and each subsequent quarterly interest period will be paid at an Applicable Rate per annum of 4.0%. Interest will be calculated on a 30/360 basis, subject to Early Redemption.

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The Issuer may redeem the securities, in whole but not in part, on any Interest Payment Date scheduled to occur on or after December 21, 2011. No interest will accrue or be payable following an Early Redemption.

•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing September 21, 2012.†
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
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The securities are priced on September 16, 2011 (the “Trade Date”) and are expected to settle on September 21, 2011. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Underlyings:	Each Underlying is identified in the table below, together with its Bloomberg ticker symbol, Initial Level and Knock-In Level:
Underlying	Ticker	Initial Level	Knock-In Level
SPDR® S&P® Metals & Mining ETF (“XME”)	XME UP	56.620	39.634
Russell 2000® Index (“RTY”)	RTY	714.310	500.017
Applicable Rate:	•	If a Knock-In Event does not occur, the Applicable Rate will be 19.0% per annum.
	•	If a Knock-In Event occurs during any Observation Period, the Applicable Rate for the corresponding interest period and each subsequent interest period will be 4.0% per annum.
Interest will be calculated on a 30/360 basis.
Interest Payment Dates:
Unless redeemed earlier, interest will be paid quarterly in arrears at the Applicable Rate per annum on December 21, 2011, March 21, 2012, June 21, 2012 and the Maturity Date, subject to the modified following business day convention. No interest will accrue or be payable following an Early Redemption.

Redemption Amount:
The Redemption Amount you will be entitled to receive will depend on the individual performance of each Underlying and whether a Knock-In Event occurs. If the securities are not subject to Early Redemption, the Redemption Amount will be determined as follows:

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If a Knock-In Event occurs during any Observation Period, the Redemption Amount will equal the principal amount of the securities you hold multiplied by the sum of one plus the Underlying Return of the Lowest Performing Underlying. In this case, the maximum Redemption Amount will equal the principal amount of the securities. Therefore, unless the Final Level of each of the Underlyings is greater than or equal to its Initial Level, the Redemption Amount will be less than the principal amount of the securities and you could lose your entire investment.

•	If a Knock-In Event does not occur during any Observation Period, the Redemption Amount will equal the principal amount of the securities you hold.
Any payment on the securities is subject to our ability to pay our obligations as they become due.
Early Redemption:
The Issuer may redeem the securities in whole, but not in part, on any Interest Payment Date scheduled to occur on or after December 21, 2011, upon at least three business days notice at 100% of the principal amount of the securities, together with the interest payable on that Interest Payment Date.

Knock-In Event:	A Knock-In Event occurs if the closing level of either Underlying is less than or equal to its Knock-In Level on any trading day for that Underlying during any Observation Period.
Knock-In Level:	For each Underlying, as set forth in the table above.
Lowest Performing Underlying:	The Underlying with the lowest Underlying Return.
Underlying Return:	For each Underlying, the Underlying Return will be calculated as follows:
Final Level − Initial Level Initial Level	, subject to a maximum of zero
Initial Level:	For each Underlying, as set forth in the table above.
Final Level:	For each Underlying, the closing level of such Underlying on the Valuation Date.
Observation Periods:
There are four quarterly Observation Periods. The first quarterly Observation Period will be from but excluding the Trade Date to and including the first Observation Date. Each subsequent quarterly Observation Period will be from but excluding an Observation Date to and including the next following Observation Date.

Observation Dates:†	December 16, 2011, March 16, 2012, June 16, 2012 and the Valuation Date.
Valuation Date:†	September 18, 2012
Maturity Date:†	September 21, 2012
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546TET4
†  The determination of the closing level for each Underlying on each Observation Date, other than the Valuation Date, is subject to postponement if such date is not a trading day for such Underlying or as a result of a market disruption event in respect of such Underlying, as described herein under “Market Disruption Events.” The Valuation Date is subject to postponement in respect of each Underlying if such date is not an underlying business day for such Underlying or as a result of a market disruption event in respect of such Underlying, as described in the accompanying product supplement under “Description of the Securities—Market disruption events”. The Interest Payment Dates including the Maturity Date are subject to postponement, each as described herein, if such date is not a business day or if the determination of the closing level for any Underlying on the corresponding Observation Date or the Valuation Date, as applicable, is postponed because such date is not a trading day or an underlying business day for any Underlying, as applicable, or as a result of a market disruption event in respect of any Underlying.
Investing in the securities involves a number of risks. See “Selected Risk Considerations” in this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per security	$1,000.00	$22.50	$977.50
Total	$1,119,000.00	$25,177.50	$1,093,822.50
(1) We or one of our affiliates will pay discounts and commissions of $22.50 per $1,000 principal amount of securities. In addition, an affiliate of ours may pay fees to some broker-dealers of up to $6.00 per $1,000 principal amount of securities and may pay referral fees of up to $5.50 per $1,000 principal amount of securities. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,119,000.00	$ 129.92

Credit Suisse
September 16, 2011

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated June 24, 2010, the product supplement dated October 18, 2010, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement dated June 24, 2010:

http://www.sec.gov/Archives/edgar/data/1053092/000104746910006110/a2199225z424b2.htm

•	Product supplement No. U-I dated October 18, 2010:

http://www.sec.gov/Archives/edgar/data/1053092/000095010310003007/dp19604_424b2-ui.htm

•	Prospectus supplement dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the product supplement and “Selected Risk Considerations” in this pricing supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts and Total Payments on the Securities

The tables and examples below illustrate hypothetical Redemption Amounts payable at maturity and, in the case of the tables, total payments over the term of the securities (which include both payments at maturity and the total interest paid on the securities) on a $1,000 investment in the securities for a range of Underlying Returns of the Lowest Performing Underlying, both in the event a Knock-In Event does not occur and in the event a Knock-In Event does occur. The tables and examples reflect that the Applicable Rate is 19.0% per annum if a Knock-In Event does not occur and 4.0% per annum for the corresponding quarterly interest period and each subsequent quarterly interest period if a Knock-In Event occurs and assume that (i) the securities are not redeemed prior to maturity, (ii) the term of the securities is exactly one year and (iii) the Knock-In Level for each Underlying is 70% of the Initial Level of such Underlying. In addition, the examples below assume that the Initial Level is 67 for XME and 700 for RTY. The examples are intended to illustrate hypothetical calculations of only the Redemption Amount and do not illustrate the calculation or payment of any individual interest payment. The Redemption Amounts and total payment amounts set forth below are provided for illustration purposes only. The actual Redemption Amounts and total payments applicable to a purchaser of the securities will depend on several variables, including, but not limited to (a) whether the closing level of either Underlying is less than or equal to its Knock-In Level on any trading day for that Underlying during any Observation Period and (b) the Final Level of the Lowest Performing Underlying determined on the Valuation Date. It is not possible to predict whether a Knock-In Event will occur and in the event that there is a Knock-In Event, whether and by how much the Final Level of the Lowest Performing Underlying will decrease in comparison to its Initial Level. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the following tables and examples have been rounded for ease of analysis.

TABLE 1: A Knock-In Event DOES NOT occur during any Observation Period.

Principal Amount of Securities	Percentage Change from the Initial Level to the Final Level of the Lowest Performing Underlying	Underlying Return of the Lowest Performing Underlying	Redemption Amount (Knock-In Event does not occur)	Total Interest Payment on the Securities	Total Payment on the Securities
$1,000.00	50.00%	0.00%	$1,000.00	$190.00	$1,190.00
$1,000.00	40.00%	0.00%	$1,000.00	$190.00	$1,190.00
$1,000.00	30.00%	0.00%	$1,000.00	$190.00	$1,190.00
$1,000.00	20.00%	0.00%	$1,000.00	$190.00	$1,190.00
$1,000.00	10.00%	0.00%	$1,000.00	$190.00	$1,190.00
$1,000.00	0.00%	0.00%	$1,000.00	$190.00	$1,190.00
$1,000.00	−10.00%	−10.00%	$1,000.00	$190.00	$1,190.00
$1,000.00	−20.00%	−20.00%	$1,000.00	$190.00	$1,190.00
$1,000.00	−29.99%	−29.99%	$1,000.00	$190.00	$1,190.00

TABLE 2: A Knock-In Event OCCURS during the period from the Trade Date to the first Observation Date.

Principal Amount of Securities	Percentage Change from the Initial Level to the Final Level of the Lowest Performing Underlying	Underlying Return of the Lowest Performing Underlying	Redemption Amount (Knock-In Event occurs during the first Observation Period)	Total Interest Payment on the Securities	Total Payment on the Securities
$1,000.00	50.00%	0.00%	$1,000.00	$40.00	$1,040.00
$1,000.00	40.00%	0.00%	$1,000.00	$40.00	$1,040.00
$1,000.00	30.00%	0.00%	$1,000.00	$40.00	$1,040.00
$1,000.00	20.00%	0.00%	$1,000.00	$40.00	$1,040.00
$1,000.00	10.00%	0.00%	$1,000.00	$40.00	$1,040.00
$1,000.00	0.00%	0.00%	$1,000.00	$40.00	$1,040.00
$1,000.00	−10.00%	−10.00%	$900.00	$40.00	$940.00
$1,000.00	−20.00%	−20.00%	$800.00	$40.00	$840.00
$1,000.00	−30.00%	−30.00%	$700.00	$40.00	$740.00
$1,000.00	−40.00%	−40.00%	$600.00	$40.00	$640.00
$1,000.00	−50.00%	−50.00%	$500.00	$40.00	$540.00

TABLE 3: A Knock-In Event OCCURS during the period from the first Observation Date to the second Observation Date but not prior.

Principal Amount of Securities	Percentage Change from the Initial Level to the Final Level of the Lowest Performing Underlying	Underlying Return of the Lowest Performing Underlying	Redemption Amount (Knock-In Event occurs during the second Observation Period)	Total Interest Payment on the Securities	Total Payment on the Securities
$1,000.00	50.00%	0.00%	$1,000.00	$77.50	$1,077.50
$1,000.00	40.00%	0.00%	$1,000.00	$77.50	$1,077.50
$1,000.00	30.00%	0.00%	$1,000.00	$77.50	$1,077.50
$1,000.00	20.00%	0.00%	$1,000.00	$77.50	$1,077.50
$1,000.00	10.00%	0.00%	$1,000.00	$77.50	$1,077.50
$1,000.00	0.00%	0.00%	$1,000.00	$77.50	$1,077.50
$1,000.00	−10.00%	−10.00%	$900.00	$77.50	$977.50
$1,000.00	−20.00%	−20.00%	$800.00	$77.50	$877.50
$1,000.00	−30.00%	−30.00%	$700.00	$77.50	$777.50
$1,000.00	−40.00%	−40.00%	$600.00	$77.50	$677.50
$1,000.00	−50.00%	−50.00%	$500.00	$77.50	$577.50

TABLE 4: A Knock-In Event OCCURS during the period from the second Observation Date to the third Observation Date but not prior.

Principal Amount of Securities	Percentage Change from the Initial Level to the Final Level of the Lowest Performing Underlying	Underlying Return of the Lowest Performing Underlying	Redemption Amount (Knock-In Event occurs during the third Observation Period)	Total Interest Payment on the Securities	Total Payment on the Securities
$1,000.00	50.00%	0.00%	$1,000.00	$115.50	$1,115.50
$1,000.00	40.00%	0.00%	$1,000.00	$115.50	$1,115.50
$1,000.00	30.00%	0.00%	$1,000.00	$115.50	$1,115.50
$1,000.00	20.00%	0.00%	$1,000.00	$115.50	$1,115.50
$1,000.00	10.00%	0.00%	$1,000.00	$115.50	$1,115.50
$1,000.00	0.00%	0.00%	$1,000.00	$115.50	$1,115.50
$1,000.00	−10.00%	−10.00%	$900.00	$115.50	$1,015.50
$1,000.00	−20.00%	−20.00%	$800.00	$115.50	$915.50
$1,000.00	−30.00%	−30.00%	$700.00	$115.50	$815.50
$1,000.00	−40.00%	−40.00%	$600.00	$115.50	$715.50
$1,000.00	−50.00%	−50.00%	$500.00	$115.50	$615.50

TABLE 5: A Knock-In Event OCCURS during the period from the third Observation Date to the Valuation Date but not prior.

Principal Amount of Securities	Percentage Change from the Initial Level to the Final Level of the Lowest Performing Underlying	Underlying Return of the Lowest Performing Underlying	Redemption Amount (Knock-In Event occurs during the fourth Observation Period)	Total Interest Payment on the Securities	Total Payment on the Securities
$1,000.00	50.00%	0.00%	$1,000.00	$152.50	$1,152.50
$1,000.00	40.00%	0.00%	$1,000.00	$152.50	$1,152.50
$1,000.00	30.00%	0.00%	$1,000.00	$152.50	$1,152.50
$1,000.00	20.00%	0.00%	$1,000.00	$152.50	$1,152.50
$1,000.00	10.00%	0.00%	$1,000.00	$152.50	$1,152.50
$1,000.00	0.00%	0.00%	$1,000.00	$152.50	$1,152.50
$1,000.00	−10.00%	−10.00%	$900.00	$152.50	$1,052.50
$1,000.00	−20.00%	−20.00%	$800.00	$152.50	$952.50
$1,000.00	−30.00%	−30.00%	$700.00	$152.50	$852.50
$1,000.00	−40.00%	−40.00%	$600.00	$152.50	$752.50
$1,000.00	−50.00%	−50.00%	$500.00	$152.50	$652.50

Examples of Calculation of Redemption Amounts at Maturity

Example 1: A Knock-In Event occurs because the closing level of one Underlying reaches its Knock-In Level during an Observation Period; and the Final Level of the Lowest Performing Underlying is less than its Initial Level.

Underlying	Initial Level	Lowest closing level of the Underlying during any Observation Period	Final Level on the Valuation Date
XME	67	67.00 (100% of Initial Level)	73.70 (110% of Initial Level)
RTY	700	490.00 (70% of Initial Level)	490.00 (70% of Initial Level)

Since the closing level of RTY reaches its Knock-In Level during an Observation Period, a Knock-In Event occurs. RTY is also the Lowest Performing Underlying.

Therefore, the Underlying Return of the Lowest Performing Underlying will equal:

Final Level of RTY – Initial Level of RTY Initial Level of RTY	; subject to a maximum of 0.00

= (490.00 - 700) / 700 = −0.30

The Redemption Amount = principal amount of the securities × (1 + Underlying Return of the Lowest Performing Underlying)

= $1,000 × (1 - 0.30) = $700

Example 2: A Knock-In Event occurs because the closing level of one Underlying reaches its Knock-In Level during an Observation Period; the Lowest Performing Underlying never reaches or falls below its Knock-In Level during any Observation Period; and the Final Level of the Lowest Performing Underlying is less than its Initial Level.

Underlying	Initial Level	Lowest closing level of the Underlying during any Observation Period	Final Level on the Valuation Date
XME	67	46.90 (70% of Initial Level)	73.70 (110% of Initial Level)
RTY	700	609.00 (87% of Initial Level)	609.00 (87% of Initial Level)

Since the closing level of XME reaches its Knock-In Level during an Observation Period, a Knock-In Event occurs. RTY is the Lowest Performing Underlying, even though its closing level never reaches or falls below its Knock-In Level during an Observation Period.

Therefore, the Underlying Return of the Lowest Performing Underlying will equal:

Final Level of RTY – Initial Level of RTY Initial Level of RTY	; subject to a maximum of 0.00

= (609.00 – 700) / 700 = −0.13

The Redemption Amount = principal amount of the securities × (1 + Underlying Return of the Lowest Performing Underlying)

= $1,000 × (1 - 0.13) = $870

Example 3: A Knock-In Event occurs because the closing level of one Underlying reaches its Knock-In Level during an Observation Period; and the Final Level of the Lowest Performing Underlying is greater than its Initial Level.

Underlying	Initial Level	Lowest closing level of the Underlying during any Observation Period	Final Level on the Valuation Date
XME	67	46.90 (70% of Initial Level)	73.70 (110% of Initial Level)
RTY	700	630.00 (90% of Initial Level)	840.00 (120% of Initial Level)

Since the closing level of XME reaches its Knock-In Level during an Observation Period, a Knock-In Event occurs. XME is also the Lowest Performing Underlying.

Therefore, the Underlying Return of the Lowest Performing Underlying will equal:

Final Level of XME – Initial Level of XME Initial Level of XME	; subject to a maximum of 0.00

= (73.70 – 67.00) / 67 = 0.10

BUT 0.10 is greater than the maximum of 0.00, so the Underlying Return of the Lowest Performing Underlying is 0.00.

The Redemption Amount = principal amount of the securities × (1 + Underlying Return of the Lowest Performing Underlying)

= $1,000 × (1 + 0.00) = $1,000

Example 4: A Knock-In Event does not occur during any Observation Period.

Underlying	Initial Level	Lowest closing level of the Underlying during any Observation Period	Final Level on the Valuation Date
XME	67	58.29 (87% of Initial Level)	73.70 (110% of Initial Level)
RTY	700	616.00 (88% of Initial Level)	770.00 (110% of Initial Level)

Since the closing level of each Underlying did not reach or fall below its Knock-In Level during any Observation Period, a Knock-In Event does not occur.

Therefore, the Redemption Amount equals $1,000.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT AT MATURITY— You may receive less at maturity than you originally invested in the securities, or you may receive nothing, excluding any accrued or unpaid interest. If a Knock-In Event occurs during any Observation Period and the Final Level of the Lowest Performing Underlying is less than its Initial Level, you will not receive the maximum amount of interest payable on the securities and you will be fully exposed to any depreciation in the Lowest Performing Underlying. In this case, the Redemption Amount you will be entitled to receive will be less than the principal amount of the securities and you could lose your entire investment. It is not possible to predict whether a Knock-In Event will occur and, in the event that there is a Knock-In Event, whether and by how much the Final Level of the Lowest Performing Underlying will decrease in comparison to its Initial Level. Any payment on the securities is subject to our ability to pay our obligations as they become due.

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THE SECURITIES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT, PLUS ACCRUED AND UNPAID INTEREST AT THE APPLICABLE RATE, AT MATURITY OR UPON EARLY REDEMPTION— The securities will not pay more than the principal amount, plus accrued and unpaid interest at the Applicable Rate, at maturity or upon early redemption. If the Final Level of each Underlying is greater than its respective Initial Level (regardless of whether a Knock-In Event has occurred), you will not receive the appreciation of either Underlying. Assuming the securities are held to maturity and the term of the securities is exactly one year, the maximum amount payable with respect to the securities is will not exceed $1,190.00 for each $1,000 principal amount of the securities.

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THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE— Although the return on the securities will be based on the performance of the Underlyings, the payment of any amount due on the securities, including any applicable interest payments, early redemption payment or payment at maturity, is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the securities and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

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IF A KNOCK-IN EVENT OCCURS DURING ANY QUARTERLY OBSERVATION PERIOD, THE APPLICABLE RATE FOR THE CORRESPONDING QUARTERLY INTEREST PERIOD AND EACH SUBSEQUENT INTEREST PERIOD WILL BE 4.0% PER ANNUM— If a Knock-In Event occurs during any quarterly Observation Period, the Applicable Rate for the corresponding quarterly interest period and each subsequent interest period will be 4.0% per annum. For example, if a Knock-In Event occurs during the period from the Trade Date to the first Observation Date, the Applicable Rate per annum for each interest period will be 4.0% and the maximum amount of interest you will be entitled to receive, assuming the term of the securities is exactly one year, will be $40.00 per $1,000 principal amount of the securities.

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IF A KNOCK-IN EVENT OCCURS, YOUR RETURN WILL BE BASED ON THE INDIVIDUAL PERFORMANCE OF THE LOWEST PERFORMING UNDERLYING— If a Knock-In Event occurs, your return will be based on the individual performance of the Lowest Performing Underlying. This will be true even if the closing level of the Lowest Performing Underlying never reached or fell below its Knock-In Level on any trading day during any Observation Period.

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THE REDEMPTION AMOUNT PAYABLE AT MATURITY WILL BE LESS THAN THE PRINCIPAL AMOUNT OF THE SECURITIES EVEN IF A KNOCK-IN EVENT OCCURS WITH RESPECT TO ONLY ONE UNDERLYING AND THE FINAL LEVEL OF ONLY ONE UNDERLYING FALLS BELOW ITS INITIAL LEVEL— Even if the closing level of only one Underlying is less than or equal to its Knock-In Level on any trading day for that Underlying during any Observation Period, a Knock-In Event will have occurred. In this case, the Redemption Amount payable at maturity will be less than the principal amount of the securities if, in addition to the occurrence of a Knock-In Event, the Final Level of just one Underlying is less than its Initial Level. This will be true even if the closing level of the Lowest Performing Underlying was never less than or equal to its Knock-In Level on any trading day for that Underlying during any Observation Period.

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THE SECURITIES ARE SUBJECT TO A POTENTIAL EARLY REDEMPTION, WHICH WOULD LIMIT YOUR ABILITY TO ACCRUE INTEREST OVER THE FULL TERM OF THE SECURITIES—The securities are subject to a potential early redemption. The securities may be redeemed on any Interest Payment Date scheduled to occur on or after December 21, 2011, upon at least three business days notice. If the securities are redeemed prior to the Maturity Date, you will be entitled to receive the principal amount of your securities and any accrued but unpaid interest payable at the Applicable Rate on that Interest Payment Date. In this case, you will lose the opportunity to continue to accrue and be paid interest from the date of Early Redemption to the scheduled Maturity Date. If the securities are redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that yield as much interest as the securities.

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SINCE THE SECURITIES ARE LINKED TO THE PERFORMANCE OF MORE THAN ONE UNDERLYING, YOU WILL BE FULLY EXPOSED TO THE RISK OF FLUCTUATIONS IN THE LEVEL OF EACH UNDERLYING— Since the securities are linked to the performance of more than one Underlying, the securities will be linked to the individual performance of each Underlying. Because the securities are not linked to a basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the levels of the Underlyings to the same degree for each Underlying. For example, in the case of securities linked to a basket, the return would depend on the weighted aggregate performance of the basket components as reflected by the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, to the extent of the weightings of such components in the basket. However, in the case of securities linked to the lowest performing of each of two Underlyings, the individual performance of each Underlying is not combined to calculate your return and the depreciation of either Underlying is not mitigated by the appreciation of the other Underlying. Instead, the Redemption Amount payable at maturity depends on the lowest performing of the two Underlyings to which the securities are linked.

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THERE ARE RISKS ASSOCIATED WITH THE SPDR® S&P® METALS & MINING ETF − Although shares of the SPDR® S&P® Metals & Mining ETF are listed for trading on a national securities exchange and a number of similar securities have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the SPDR® S&P® Metals & Mining ETF or that there will be liquidity in the trading market. The SPDR® S&P® Metals & Mining ETF is subject to management risk, which is the risk that the SPDR® S&P® Metals & Mining ETF’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to the SPDR® S&P® Metals & Mining ETF’s investment strategy or otherwise, the SPDR® S&P® Metals & Mining ETF’s investment advisor may add, delete or substitute the equity securities held by the SPDR® S&P® Metals & Mining ETF. Any of these actions could adversely affect the price of the shares of the SPDR® S&P® Metals & Mining ETF and consequently the value of the securities. For additional information on the SPDR® S&P® Metals & Mining ETF, see “The SPDR® S&P® Metals & Mining ETF” herein.

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THE PERFORMANCE OF THE SPDR® S&P® METALS & MINING ETF MAY NOT CORRELATE TO THE PERFORMANCE OF ITS RESPECTIVE TRACKED INDEX – The SPDR® S&P® Metals & Mining ETF will generally invest in all of the equity securities included in the index tracked by the SPDR® S&P® Metals & Mining ETF (a “Tracked Index”). There may, however, be instances where the SPDR® S&P® Metals &

Mining ETF’s investment advisor may choose to overweight a stock in the Tracked Index, purchase securities not included in the Tracked Index that the SPDR® S&P® Metals & Mining ETF’s investment advisor believes are appropriate to substitute for a security included in the Tracked Index or utilize various combinations of other available investment techniques in seeking to track accurately the Tracked Index. In addition, the performance of the SPDR® S&P® Metals & Mining ETF will reflect additional transaction costs and fees that are not included in the calculation of  Tracked Indices. Also, corporate actions with respect to the equity securities (such as mergers and spin-offs) may impact the variance between the SPDR® S&P® Metals & Mining ETF and its respective Tracked Indices. Finally, because the shares of the SPDR® S&P® Metals & Mining ETF are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the SPDR® S&P® Metals & Mining ETF may differ from the net asset value per share of such Underlying. For these reasons, the performance of the SPDR® S&P® Metals & Mining ETF may not correlate with the performance of their respective Tracked Indices.

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RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES WITH CONCENTRATION IN THE METALS AND MINING INDUSTRY –The stocks comprising the S&P Metals & Mining Select Industry Index and that are generally tracked by the SPDR® S&P® Metals & Mining ETF are included in the metals and mining segment of the U.S. equity market. The shares of the SPDR® S&P® Metals & Mining ETF may be subject to increased price volatility as they are linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector. Because the SPDR® S&P® Metals & Mining ETF primarily invests in equity securities of companies that are involved in the metals and mining industry, the shares of the SPDR® S&P® Metals & Mining ETF are subject to certain risks associated with such companies.  Companies engaged in the metals and mining industry can be significantly affected by global or regional economic, financial, political, regulatory, judicial or other events, energy conservation, the success of exploration projects and commodity prices. Companies involved in the metals and mining industry may benefit from government subsidies or certain trade protections. If those subsidies or trade protections are reduced or removed, the profits of such companies may be affected, potentially drastically. In addition, competitive pressures and the cyclical nature of the metal and mining industry may have a significant effect on the financial condition of these companies. These companies are also subject to risks of changes in exchange rates, terrorist attacks, depletion of resources and reduced demand as a result of increases in energy efficiency, substitution and energy conservation.  Such companies are subject to extensive federal, state and local environmental laws and regulations regarding air emissions and the disposal of hazardous materials and may be at risk for environmental damage claims.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY— While the payment at maturity described in this pricing supplement is based on the full principal amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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NO OWNERSHIP RIGHTS RELATING TO THE UNDERLYINGS— Your return on the securities will not reflect the return you would realize if you actually owned shares of the SPDR® S&P® Metals & Mining ETF or the equity securities comprising the Underlyings The return on your investment, which is based on the percentage change in the Underlyings, is not the same as the total return you would receive based on the purchase of shares of the SPDR® S&P® Metals & Mining ETF or the equity securities that comprise the Underlyings.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS— As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the SPDR® S&P® Metals & Mining ETF or equity securities that comprise the Underlyings.

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ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make anti-dilution adjustments for certain events affecting the shares of the SPDR® S&P® Metals & Mining ETF. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the SPDR® S&P® Metals & Mining ETF. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. See “Description of the Securities— Adjustments — For reference funds” in the accompanying product supplement for further information.

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LACK OF LIQUIDITY— The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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POTENTIAL CONFLICTS— We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES— In addition to the levels of the Underlyings on any trading day during any Observation Period, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Underlyings;

o	the time to maturity of the securities;

o	the Early Redemption feature, which would limit the value of the securities;

o	interest and yield rates in the market generally;

o
global supply and demand for metals, which is influenced by such factors as forward selling by mining companies, purchases made by mining companies to unwind hedge positions, central bank purchases or metals such as gold, and production and cost levels in major metal producing countries;

o	investors’ expectations with respect to the rate of inflation;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the components comprising the Underlyings, or markets generally and which may affect the levels of the Underlyings; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Use of Proceeds and Hedging” in the accompanying product supplement.

The Underlyings

We have derived all information regarding each Underlying contained in this pricing supplement, including, without limitation, their make-up and changes in their components, from publicly available information. We make no representation or warranty as to the accuracy or completeness of this publicly available information. The information on the Underlyings provided herein is only a summary and should be read together with the additional publicly available information. Information contained in the respective Underlying websites and the Bloomberg pages referenced below is not incorporated by reference herein.

For additional information on the Russell 2000® Index, see “The Reference Indices—The Russell 2000® Index” in the accompanying underlying supplement.

THE SPDR® S&P® METALS & MINING ETF

We have derived all information regarding the SPDR® S&P® Metals & Mining ETF and the S&P Metals & Mining Select IndustryTM Index contained in this pricing supplement from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, Standard & Poor's.

The SPDR® S&P® Metals & Mining ETF seeks to replicate as closely as possible, before fees and expenses, the total return of the S&P Metals & Mining Select IndustryTM Index, which measures the performance of the metals and mining segment of the U.S. equity market. As described in more detail below, the companies included in the S&P Metals & Mining Select IndustryTM Index are selected on the basis of GICS and  liquidity and market cap requirements from a universe of companies defined by the S&P® Total Stock Market Index (“S&P TMI”), a U.S. total market composite index. The SPDR® S&P® Metals & Mining ETF is an exchange-traded fund that trades on the NYSE Arca under the ticker symbol “XME.”

For more information about the SPDR® S&P® Metals & Mining ETF, see ‘‘The SPDR® Funds—Methodology of the SPDR® ETFs” in the underlying supplement.

The S&P Metals & Mining Select IndustryTM Index

The S&P Metals & Mining Select IndustryTM Index represents the metals and mining sub-industry portion of the S&P TMI. The S&P Metals & Mining Select IndustryTM Index is one of nineteen (19) of the S&P Select Industry Indexes (the “Select Industry Indexes”), each designed to measure the performance of a narrow sub-industry determined based on the Global Industry Classification Standards (“GICS”). Membership in the Select Industry Indexes is based on the GICS classification, as well as liquidity and market cap requirements. The S&P Metals & Mining Select IndustryTM Index consists of the 25 S&P TMI constituents with the highest float-adjusted market capitalization belonging to the Metals & Mining GICS sub-industry classification that satisfy the following criteria: (i) rank within the 90th percentile of the float-adjusted market capitalization of the GICS sub-industry; (ii) are a U.S.-based company; and (iii) have a liquidity ratio (defined by dollar value traded over the previous 12 months divided by average market capitalization over the previous 12 months) of at least 60% (the “liquidity threshold”). The length of time to evaluate liquidity is reduced to the available trading period for initial public offerings or spin-offs that do not have 12 months of trading history.

If there are not 25 eligible constituents for the S&P Metals & Mining Select IndustryTM Index as a result of the application of the criteria described in the preceding paragraph, stocks ranking below the 90th percentile in the sub-industry, but having a float adjusted market capitalization above $500 million (the market capitalization threshold) are included in order of their float-adjusted market capitalization until the count reaches 25. If the count is still less than 25, stocks from a supplementary list of highly correlated sub-industries that meet the market capitalization and liquidity thresholds are included in order of their float-adjusted market capitalization. The market capitalization threshold and the liquidity threshold are each reviewed from time to time based on market conditions. Rebalancing occurs after the closing on the third Friday of the quarter ending month. The S&P TMI tracks all the U.S. common stocks listed on the NYSE (including NYSE Arca), the NYSE Alternext, the NASDAQ Global Select Market, the NASDAQ Select Market and the NASDAQ Capital Market. The S&P Metals & Mining Select IndustryTM Index is an equal weighted market cap index.

For additional information about the S&P Metals & Mining Select IndustryTM Index, see ‘‘The S&P Indices—The S&P Indices Methodology’’ in the accompanying underlying supplement.

Historical Information

The following graphs set forth the historical performance of the SPDR® S&P® Metals & Mining ETF and the Russell 2000® Index based on the closing level of one share of SPDR® S&P® Metals & Mining ETF from June 22, 2006 through September 16, 2011 and the closing level of the Russell 2000® Index from January 1, 2006 through September 16, 2011. The closing level of the SPDR® S&P® Metals & Mining ETF on September 16, 2011 was 56.620. The closing level of the Russell 2000® Index on September 16, 2011 was 714.310. We obtained the closing levels below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the securities. The levels of either of the Underlyings may decrease so that a Knock-In Event occurs and at maturity you will receive a Redemption Amount equal to less than the principal amount of the securities. Any payment on the securities is subject to our ability to pay our obligations as they become due. We cannot give you any assurance that the closing levels of the Underlyings will remain above their respective Knock-In Levels during any Observation Period. If the closing level of either Underlying is less than or equal to its Knock-In Level on any trading day for that Underlying during any Observation Period, and the closing level of the Lowest Performing Underlying on the Valuation Date is less than its Initial Level, then you will lose money on your investment.

For additional information on the SPDR® S&P® Metals & Mining ETF, see “SPDR® S&P® Metals & Mining ETF” herein, and for additional information on the Russell 2000® Index, see  “The Reference Indices—The Russell 2000® Index” in the accompanying underlying supplement.

Market Disruption Events

If the calculation agent determines that on any Observation Date, other than the Valuation Date, a market disruption event (as defined in the accompanying product supplement under “Description of the Securities—Market disruption events”) exists in respect of any Underlying or if such day is not a trading day (as defined in the accompanying product supplement under “Description of the Securities—Definitions”) for any Underlying, then the determination of the closing level for such Underlying on such Observation Date will be postponed to the first succeeding trading day for such Underlying on which the calculation agent determines that no market disruption event exists in respect of such Underlying, unless the calculation agent determines that a market disruption event exists in respect of such Underlying on each of the five trading days for such Underlying immediately following such Observation Date. In that case, the closing level for such Underlying on such Observation Date will be determined as of the fifth succeeding trading day for such Underlying following such Observation Date (such fifth trading day, the “calculation date”), notwithstanding the market disruption event in respect of such Underlying, and:

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if a market disruption event has occurred and is continuing with respect to a reference index, the calculation agent will determine the closing level for the reference index on that calculation date in accordance with the formula for and method of calculating such reference index last in effect prior to the commencement of the market disruption event in respect of such reference index using exchange traded prices on the relevant exchanges (as determined by the calculation agent in its sole discretion) or, if trading in any component comprising such reference index has been materially suspended or materially limited, its good faith estimate of the prices that would have prevailed on such exchanges (as determined by the calculation agent in its sole discretion) but for the suspension or limitation, as of the valuation time on that calculation date, of each component comprising such reference index (subject to the provisions described under “Description of the Securities—Changes to the calculation of a reference index” in the accompanying product supplement); and

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if a market disruption event has occurred and is continuing with respect to the reference fund, the calculation agent will determine the closing level for the reference fund on that calculation date using its good faith estimate of the settlement prices of the reference fund that would have prevailed on the relevant exchange for the reference fund but for the occurrence of a market disruption event as of the relevant valuation time on that calculation date (subject to the provisions described under “Description of the Securities—Changes to the calculation of a reference fund” in the accompanying product supplement).

The determination of the closing level for each Underlying not affected by a market disruption event on an Observation Date (other than the Valuation Date) or by an Observation Date (other than the Valuation Date) not being a trading day for such Underlying will occur on such Observation Date. The Valuation Date for any Underlying not affected by a market disruption event will be the scheduled Valuation Date for such Underlying.

If the determination of the closing level for any Underlying on an Observation Date other than the Valuation Date is postponed as a result of a market disruption event as described above to a date on or after the corresponding Interest Payment Date, then such corresponding Interest Payment Date will be postponed to the business day following the latest date to which such determination is so postponed for any Underlying.

If the Valuation Date for any Underlying is postponed as a result of a market disruption event as described in the accompanying product supplement or because the scheduled Valuation Date is not an underlying business day for any Underlying, then the Maturity Date will be postponed to the fifth business day following the latest Valuation Date for any Underlying.

Supplemental Information Regarding Certain United States Federal Income Tax Considerations

The amount of the stated interest rate on the security that constitutes interest on the Deposit (as defined in the accompanying product supplement) equals 0.4240%, and the remaining balance constitutes the Option Premium (as defined in the accompanying product supplement). Please refer to “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and will receive underwriting discounts and commissions of $22.50 per $1,000 principal amount of securities. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

In addition, Credit Suisse International, an affiliate of Credit Suisse, may pay fees to some broker-dealers of up to $6.00 per $1,000 principal amount of securities and may pay referral fees of up to $5.50 per $1,000 principal amount of securities in connection with the distribution of the securities An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker dealers in connection with the costs of implementing systems to support these securities.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Credit Suisse